Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

1847 Holdings LLC

As independent registered public accountants, we hereby consent to the use of our report dated March 31, 2022, with respect to the consolidated financial statements of 1847 Holdings LLC as of and for the years ended December 31, 2021 and 2020 in this Registration Statement on Form S-1. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

Draper, UT

April 6, 2022